EXHIBIT 10.1

SALE AND PURCHASE AGREEMENT

This Sale and Purchase Agreement (the “Agreement”) is made as of the 6th day of November, 2012 by and among:

Blue Dolphin Exploration Company, a company incorporated and existing under the laws of the State of Delaware, U.S.A., and having its registered office at 1209 Orange Street, Wilmington, Delaware 19801 ("BDEC"); and

Blue Sky Langsa Limited, a company incorporated and existing under the laws of Mauritius and previously known as “Medco E&P Langsa Limited” and having its registered office at Les Cascades, Edith Cavell Street, Port-Louis, Mauritius and Indonesian office at Menara Prima 26th Floor, Jl. Lingkar Mega Kuningan Blok 6.2 Jakarta 12950, Indonesia ("BSL");

RECITALS:

WHEREAS:

A. Certain terms used in this Agreement are defined in Article 1 and shall have the meanings set forth therein.

B.  BDEC wishes to transfer and BSL wishes to acquire the BDEC Interest.

C. BDEC and BSL have agreed on the terms and conditions for the transfer and acquisition of the BDEC Interest.

NOW, THEREFORE, in consideration of the mutual covenants and agreements of the Parties, and of the mutual benefits to be gained by the performance thereof, and other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

Definitions

1.1 In this Agreement, the following terms and expressions shall, except where the context requires otherwise, have the following respective meanings:

"Assignment" means the assignment agreement materially in the form of that set out in Exhibit A to be executed between BSL and BDEC and delivered to the Escrow Agent upon the Execution Date.

"BDEC Indemnified Party" means each of BDEC and its affiliates and each of their respective directors, officers, employees, and the term "BDEC Indemnified Parties" means some or all of such Persons collectively, as the context requires.

“Blue Dolphin” means Blue Dolphin Energy Company, a Delaware, U.S.A. a corporation which is an Affiliate of BDEC.

“Blue Dolphin Common Stock” means the common stock of Blue Dolphin, $0.01 par value per share.

"BDEC Interest" means the 7% undivided interest in and under the Langsa TAC owned by BDEC, together with the corresponding interest in: (a) all relevant consents, permissions, technical data and proprietary information acquired pursuant to the Langsa TAC, (b) all other property or rights of whatsoever nature or kind (whether real or personal), assets, benefits, rights and entitlements which the owner of an undivided interest under the Langsa TAC holds and is entitled to enjoy thereunder, and (c) certain items of equipment, all as acquired pursuant to that certain Sale and Purchase Agreement dated July 21, 2010 among BDEC, BSL and the parent of BSL.

"Closing" means the completion of the acquisition of the BDEC Interest in accordance with the provisions in this Agreement.

"Closing Date" means the date of the Closing which, pursuant to Section 4.1, shall be either February 28, 2013 or December 17, 2012.

“Discounted Purchase Price” means $800,000.00 USD.

"Dollars" or "$" means the lawful currency for the time being of the United States of America.

"Effective Date" means October 31, 2012.

"Encumbrance" means a mortgage, charge, pledge, hypothecation, lien, option, restriction, and/or any other rights exercisable by any third party (whether or not same is a matter of public record) but excludes Permitted Encumbrances.

“Escrow Agent” means Doherty & Doherty LLP in its capacity as escrow agent pursuant to the Escrow Agreement.

“Escrow Agreement” means that certain Escrow Agreement dated the date hereof among BSL, BDEC, and the Escrow Agent.

“Escrowed Shares” means the 150,000 shares of Blue Dolphin Common Stock deposited by BSL with the Escrow Agent as security of Purchase Price pursuant to Section 3.2.

“Execution Date” means the date that this Agreement is executed.

"Langsa TAC" means the East Aceh Offshore - Langsa (EAO-Langsa) Technical Assistance Contract dated 15th of May, 1997.

"Langsa TAC Area" means the contract area described in the Langsa TAC.

"Party" means BSL and BDEC and any of their respective permitted successors, transferees and assignees under this Agreement and "Parties" means all such Persons collectively.

"Permitted Encumbrances" means; (a) the right reserved to or vested in any government or public authority by the terms of any statutory provision, to terminate the Langsa TAC or to require annual or other periodic payments as a condition of the continuance thereof, (b) liens imposed by statute securing the payment of taxes or assessments which are not due or the validity of which is being contested in good faith, (c) taxes on petroleum or the revenue therefrom (other than those taxes which are due and payable as at the Closing Date) and requirements imposed by statutes or governmental boards, tribunals or authorities concerning rates of production from operations in respect of the Langsa TAC or otherwise affecting recoverability of petroleum in respect of the Langsa TAC and which are generally accepted in the oil and gas industry in Indonesia, (d) rights reserved to or vested in any governmental, statutory or public authority to control or regulate any of the operations or assets subject to the Langsa TAC in any manner, and all applicable laws, rules and orders of any governmental authority, (e) any right or interest which did not arise by or though BDEC during the period it owned the BDEC Interest, and (f) rights arising under this Agreement.

"Person" means any natural person, corporation, partnership, joint venture, association, trust, unincorporated organization or government or any governmental body, agency, instrumentality or political subdivision thereof.

“Purchase Price” means $1,000,000.00 USD.

1.2           References to Articles, Sections and Schedules are, unless otherwise expressly stated, references to Articles, Sections and Schedules of this Agreement.

1.3           Where the context permits or requires, words denoting the singular shall also include the plural and vice versa.

1.4           The word "including" shall be construed without limitation.

1.5           The headings in this Agreement are inserted for convenience only and shall not affect the construction of this Agreement.

ARTICLE 2

Sale and Purchase of the BDEC Interest

2.1 Upon the terms and subject to the conditions of this Agreement, BDEC shall sell the BDEC Interest to BSL and BSL shall purchase the BDEC Interest from BDEC, free of any Encumbrances.

2.2 The sale and purchase of the BDEC Interest shall occur on the Closing, but shall be considered effective as of the Effective Date.  Revenues relating to the BDEC Interest relating to periods prior to or after the Effective Date shall be transferred to BSL as of the Closing, and all costs relating to the BDEC Interest relating to periods prior to or after the Effective Date shall be the responsibility of BSL as of the Closing.

2.3 Upon the Execution Date, BDEC shall timely file a formal Form 8-K pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 disclosing this Agreement as an Exhibit attached thereto.

2.4 Upon the Execution Date, BSL shall place the certificate(s) evidencing the Escrowed Shares with the Escrow Agent. Simultaneously, BDEC shall deposit the Assignment with the Escrow Agent.

ARTICLE 3

Purchase Price

3.1 As the consideration for the sale and transfer of the BDEC Interest, BSL will pay to BDEC either: (i) the Purchase Price if pursuant to Section 4.1, the Closing Date is February 28, 2013, or (ii) the Discounted Purchase Price (with no penalty or additional fees) if pursuant to Section 4.1 the Closing Date is December 17, 2012.

3.2  In order to secure the obligations of BSL pursuant to this Agreement, BSL hereby grants to BDEC a first and prior perfected security interest in the Escrowed Shares.

ARTICLE 4

Closing

4.1 The Closing of the sale and purchase of the BDEC Interest shall take place on either February 28, 2013, or, at BSL’s option, on December 17, 2012 in accordance with the terms set forth below:

(a) The Closing will occur on February 28, 2013, unless BSL elects pursuant to clause (b) of this Section 4.1 for the Closing Date to be December 17, 2012; or

(b) The Closing will occur on December 17, 2012, if BSL indicates by written notice, as provided in Section 9.1, by December 14, 2012 to BDEC that it is ready, willing, and able to pay the Discounted Purchase Price and effect the Closing on December 17, 2012 and in fact pays BDEC the Discounted Purchase Price before 5:00 P.M. CST on December 17, 2012; or

(c) If the Purchase Price is not paid on February 28, 2013, 5:00 PM CST, the Closing shall nevertheless be deemed to have occurred, and the Escrowed Shares upon their delivery pursuant to the Escrow Agreement shall be deemed to have been paid to BDEC as the Purchase Price, thereby satisfying full, final, and complete payment of the Purchase Price.

4.2 The Assignment and the Escrowed Shares will be delivered to and held by the Escrow Agent pursuant to the Escrow Agreement upon the Execution Date.  Upon Closing, the Escrow Agent shall deliver the Assignment and the Escrowed Shares as provided in the Escrow Agreement.

ARTICLE 5

Representations and Warranties

5.1           Each party hereto represents and warrants to the other each of the following representations and warranties are true and correct as at the date of this Agreement:

(a) such party has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and the execution, delivery and performance by that party of this Agreement and the consummation by each of the transactions contemplated hereby have been duly and validly authorized by each of their respective Boards of Directors and by all other necessary corporate action, and all necessary corporate authority and approvals have been obtained by that party for such authorization;

(b) this Agreement will, once duly executed by each of them, constitute the legal, valid and binding obligations of such party enforceable against it in accordance with its terms;

(c) the further documents to which such party will be party under this Agreement will, once duly executed by it, constitute legal, valid and binding obligations of such party enforceable against it in accordance with their respective terms; and

(d) the performance of any of the transactions contemplated herein will not contravene or constitute a material default under any provision contained in any agreement, instrument, law, judgment, order, license, permit or consent by which such party is bound.

ARTICLE 6

BSL Indemnities

6.1 Save as otherwise provided in this Article 6, BSL  shall, fully and effectually indemnify defend and hold harmless and at all times keep fully and effectually indemnified, defended and held harmless the BDEC Indemnified Parties from and against any and all damages, claims, taxes, liabilities, losses, costs and expenses (including reasonable fees and expenses of counsel and court costs) (collectively, "Costs") suffered by the BDEC Indemnified Parties and arising out of or resulting from any costs, expenses, liabilities, or obligations relating to the Langsa TAC, the operation of the Langsa TAC Area and/or the ownership of the BDEC Interest, whether accruing before or after the Effective Date.

ARTICLE 7

INTENTIONALLY DELETED

ARTICLE 8

Announcements

Subject to Section 2.3, prior to the Effective Date, none of the Parties nor any of their representatives shall, without the prior written consent of the other, make any public announcement or statement of any kind regarding this Agreement, unless it is necessary in order to comply with a statutory obligation, an obligation to include information in published or audited accounts or with the requirement of a competent government agency or other regulatory body or a recognized stock exchange on which that Party has its shares listed or an unlisted securities market in which its shares are dealt, in which event the Party proposing to make such an announcement or statement shall consult with the other Parties and shall take account of any representations made by the other Parties. A copy of the same shall be furnished to the other Parties as soon as practicable prior to publication.

ARTICLE 9

Notices

9.1 All notices and communications hereunder shall be in writing and signed by or on behalf of the Party giving it and may be served by electronic mail, facsimile or by hand to facsimile numbers and the addresses indicated in Section 9.3. Any original of any notice given by facsimile shall be sent via airmail to the Party to which it was faxed contemporaneously with its electronic dispatch.

9.2 Any notice served by facsimile shall be deemed to have been received the day following dispatch thereof, provided that the receiving party provides an acknowledgement of such receipt. Any notice served by prepaid registered airmail shall be deemed to have been received five (5) Business Days after dispatch thereof.

9.3 The current address and other correspondence or contact details of the Parties are as follows:

BSL
Menara Prima 26th Floor, Unit G-1
Jl. Lingkar Mega Kuningan Block 6.2
Jakarta 12950, Indonesia
Phone: Fax: (62) 21-57948330
Fax: (62) 21-57948331

BDEC
Blue Dolphin Exploration Company
801 Travis, Suite 2100
Houston, Texas 77002
Fax: (713) 227-7626
Attention: President

ARTICLE 10

Costs, Expenses and Delayed Payment

10.1 Each Party shall pay its own costs and expenses in relation to the preparation and Execution Date and the documents required to complete the transactions contemplated herein.

ARTICLE 11

Applicable Law

11.1 This Agreement shall be governed by and construed, interpreted and applied in accordance with the laws of Texas, U.S.A. excluding any choice of law rules that would refer the matter to the laws of another jurisdiction.

ARTICLE 12

General Provisions

12.1 A Party shall not assign or transfer in any way any of its rights and obligations hereunder without the prior written consent of the other Parties (which consent may be withheld in the sole and absolute discretion of such Parties.

12.2 Without prejudice to any other provision of this Agreement, this Agreement shall remain in full force and effect notwithstanding Closing.

12.3 Any modifications or other changes or amendments to the terms and provisions of this Agreement shall require the written consent of all of the Parties in order to become effective.

12.4 No waiver by any Party of its rights under this Agreement shall be binding unless made expressly and confirmed in writing. Further, any such waiver shall relate only to such matter, non-compliance, or breach to which it specifically relates and shall not apply to any other or subsequent matter, non-compliance, or breach.

12.5 If and for so long as any provision of this Agreement shall be deemed or adjudged invalid for any reason whatsoever, such invalidity shall not affect the validity or operation of any other provision of this Agreement, and any such invalid provision shall be deemed severed from this Agreement without affecting the validity of the balance of this Agreement.

12.6 This Agreement (including any Exhibits and other attachments hereto, which are by this reference incorporated into and made part of this Agreement for all purposes) constitutes the entire agreement of the Parties in relation to the matters set forth herein and supersedes all prior understandings, agreements and negotiations of the Parties relating to the subject matter hereof.

12.7 This Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the Parties.

12.8 BSL and BDEC, each represented by legal counsel, have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or burdening any Party by virtue of the authorship of any of the provisions of this Agreement.

12.9 This Agreement may be executed in any number of counterparts, each of which when executed and delivered is an original and all of which together evidence the same agreement.

12.10 The provisions of the following clauses shall survive the termination of this Agreement for whatever reason and shall continue in force after any such termination:

(a) Article 5 (Representations and Warranties);

(b) Article 6 (BSL Indemnities);

(c) Article 9 (Notices);

(d) Article 10 (Costs, Expenses and Delayed Payment);

(e) Article 11 (Applicable Law);

(f) Article 12 (General Provisions).

IN WITNESS WHEREOF, authorized representatives of the Parties have executed this Agreement as of the date first above written.

Blue Sky Langsa Limited

Signed:	/s/ FAISAL CHAUDHARY
Name:	Faisal Chaudhary
Title:	President

Blue Dolphin Exploration Company

Signed:	/s/ JONATHAN CARROLL
Name:	Jonathan Carroll
Title:	Chief Executive Officer